Exhibit 10.25

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

FIBER OPTIC PATENT LICENSE

This Agreement, effective as of the last date signed below (hereinafter, “Effective Date”) Is made by and between UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, having an office and a place of business at United Technologies Research Center, 411 Silver Lane, East Hartford, Connecticut, USA 06108 (hereinafter, “UTC”) and LUNA INNOVATIONS INCORPORATED, a Delaware corporation, having a place of business at 2851 Commerce Street, Blacksburg, VA 24080 (hereinafter, “LICENSEE”).

Whereas, UTC owns certain patents relating to measurement systems and fiber optic devices; and

Whereas LICENSEE is desirous of obtaining a license to practice such patents of UTC.

NOW, THEREFORE, in consideration for mutual promises and covenants contained herein, the Parties hereby agree as follows:

1. DEFINITIONS

1.1 “LICENSEE” means the above-mentioned corporation and all its divisions and subsidiaries in which LICENSEE has an ownership or controlling interest of not less than fifty percent (50%).

1.2 “Parties” means UTC and LICENSEE jointly, “Party” means either UTC or LICENSEE individually.

1.3 “Term of this Agreement” means the time from the Effective Date of this Agreement until either the termination or expiration of this Agreement, whichever occurs first, pursuant to Article 4 herein.

1.4 “UTC Licensed Patents” means the UTC patents listed in Appendix A of this Agreement including any continuations, divisional, foreign counterparts, reissues, or reexaminations thereof.

1.5 “Licensed Patents” means UTC Licensed Patents.

1.6 “Licensed Product” means any product which is covered by one or more claims of a Licensed Patent that has not expired or been abandoned or been finally declared Invalid or unenforceable by a tribunal from which no further appeal can be taken.

1.7 “Licensed Use” means any permitted use of a Licensed Product or practice of a method which is covered by one or more claims of a Licensed Patent that has not expired or been abandoned or been finally declared invalid or unenforceable by a tribunal from which no further appeal can be taken.

1.8 “Net Invoice Price” means the invoice price after deduction of regular volume and trade discounts, but before deduction of any other terms, including but not limited to shipping costs, duties, tariffs, sales and similar taxes. In no event shall the Net Invoice Price be less than the invoice price LICENSEE uses when Selling to a bona fide third party in an arms-length transaction, whether or not the Sale is to a third party or an entity enjoying a specially favored course of dealing with LICENSEE.

1.9 “Sale” or “Sales” means every disposition of Licensed Product or provision of a service using a Licensed Product or Licensed Use, including selling, renting, leasing, lending and bartering of an item or service. A Sale is considered to occur when the Licensed Product is delivered or Licensed Use service is provided or when an invoice is issued, whichever occurs first. A Sale exists irrespective of the collection of any debt. “Sold” or “Sell” have a corresponding meaning.

1.10 “UTC” as used herein means United Technologies Corporation as defined above and all its non-minority owned or controlled divisions, subsidiaries, and affiliates, and their successors in interest, including all other entities in which United Technologies Corporation, or its divisions or subsidiaries, have a non-minority ownership or controlling interest.

2. LICENSE AND SUB-LICENSE GRANT

2.1 UTC hereby grants to LICENSEE, a non-exclusive, non-transferable, worldwide, royalty-bearing license under UTC Licensed Patents to make, have made, use, offer for sale, and sell Licensed Products, without the right to sublicense others. This license, without the right to sublicense, extends to all fields of use except the field of underground oil, gas, and geothermal (steam) exploration, characterization, and extraction and associated oil and gas extraction and delivery equipment, including but not limited to, oil and gas off-shore pipelines and platform structures.

3. LICENSE FEE, ROYALTIES, REPORTING

3.1 LICENSEE shall pay to UTC a non-refundable license fee of [****] dollars US ($[****]), due as follows:

[****] dollars US ($[****]) on the Effective Date of this Agreement;

[****] dollars US ($[****]) on or before December 1, 2004.

3.2 No royalties paid in Section 3.3 below shall count toward the payment of the license fee listed in Section 3.1 and neither expiration nor termination of this Agreement, for any reason, shall alter LICENSEE’S obligation to pay UTC the full license fee recited in Section 3.1.

3.3 In addition to the license fee paid in Section 3.1, LICENSEE shall pay to UTC, during the Term of this Agreement and subsequent thereto as set forth in Section 3.7, a royalty of [****] Percent ([****]%) of Sales by LICENSEE. If a royalty is also payable for Licensed Product under the UTC/CRC Bragg Grating Patent License previously entered into by the Parties, LICENSEE shall pay under this Agreement [****] Percent ([****]%) of the Net Invoice Price for each of such Licensed Product Sold by LICENSEE.

Such payment to UTC shall be due at the end of each calendar quarter (hereinafter, “Due Date”, i.e., on March 31, June 30, Sept. 30, and Dec. 31 of each year, for Sales during the preceding quarter, and shall be paid within [****] calendar days of each Due Date.

3.4 At the end of every calendar quarter during the Term of this Agreement and subsequent thereto as set forth in Section 3.7, LICENSEE shall provide a quarterly report to UTC indicating the total royalty due for the preceding quarter and itemizing each Sale by LICENSEE during the preceding quarter (or Sold earlier if not previously reported) and the Net Invoice Price. Such quarterly report shall be provided within sixty (60) calendar days of the Due Date and shall be provided even if no Sales occur In that quarter, LICENSEE’S failure to provide UTC such quarterly report within sixty (60) days of the Due Date shall be treated as a material breach of this Agreement.

3.5 During the Term of this Agreement and for six years thereafter, LICENSEE shall maintain appropriate business records regarding all Sales including the Net invoice Price. Additionally, LICENSEE will allow UTC, at UTC’s discretion during normal LICENSEE business hours, to conduct or have conducted an audit of LICENSEE’S business records and operation regarding such Sales and will allow copies to be made and extracts taken from such records. The Parties shall immediately settle any underpayment or overpayment of royalty based on the results of such audit. In the event that such audit reveals an underpayment of more than [****] Percent ([****]%) of the royalty owed in any single quarter, LICENSEE shall reimburse UTC for the cost of such audit.

3.6 Any unpaid balance for any fees and royalties due hereunder from LICENSEE to UTC, after the time required for payment by this Article 3, shall be subject to Interest of [****]% per month (30 days) or portion thereof, or the highest rate allowed by law, whichever is less, from the Due Date until the amount due is fully paid.

3.7 Within sixty (60) calendar days of the termination or expiration of this Agreement, LICENSEE shall make a final payment to UTC of any outstanding payments owed to UTC during the Term of this Agreement and shall provide a final report pursuant to Section 3.4 associated with such final payment.

3.8 All payments due hereunder shall be made in US Dollars. Foreign currency/US dollar exchange rate used to calculate royalties due hereunder shall be an average foreign currency/US dollar exchange rate calculated from the sum of the foreign currency/US dollar exchange rates published in the New York Wall Street Journal, on the last business day of each of the three months in the calendar quarter for which a payment is due, divided by three (3).

4. TERM, TERMINATION, AND EXPIRATION

4.1 This Agreement shall become effective on the Effective Date and shall expire when the last of the Licensed Patents expires or is abandoned.

4.2 This Agreement may be terminated prior to expiration under Section 4.1 by:

4.2.1 mutual written agreement of the parties; or

4.2.2 by UTC in the event of a failure of LICENSEE to make any payment due or report within the time required by this Agreement; or

4.2.3 by UTC in the event of a material breach by LICENSEE of any other term or condition of this Agreement; or

4.2.4 by UTC in the event of a (i) declaration by a court of competent jurisdiction of the bankruptcy or insolvency of LICENSEE, (ii) filing by LICENSEE of a voluntary petition to any bankruptcy, insolvency, or other laws of any jurisdiction relating to or affecting enforcement of creditor’s rights, (iii) filing by LICENSEE of any answer to any insolvency petition pursuant to any reorganization or insolvency law of any jurisdiction that admits the material allegations thereof; (iv) consent by LICENSEE to the filing of such involuntary petition, (v) making by LICENSEE of an assignment of a substantial part of its property for the benefit of creditors, (vi) application by LICENSEE for, or consent by LICENSEE to the appointment of a receiver or trustee for a substantial part of its property.

4.3 If UTC intends to terminate this Agreement pursuant to a condition set forth in Sections 4.2.2 or 4.2.3 of this Agreement, UTC shall notify LICENSEE of such intention by sending written notice to LICENSEE via the applicable Contact Points identified in Article 8 of this Agreement. If such condition is not cured within 30 days from the mailing of such notice, then UTC may, by written notice to LICENSEE, terminate this Agreement immediately.

4.4 If UTC intends to terminate this Agreement pursuant to any of the conditions set forth in Section 4.2.4 of this Agreement, UTC may immediately terminate this Agreement by sending written notice thereof to LICENSEE via the applicable Contact Points identified in Article 8 of this Agreement.

4.5 Upon expiration of this Agreement as set forth in Section 4.1 or termination of this Agreement under any of the conditions set forth in Section 4.2 of this Agreement, all the licenses, sub-licenses and rights granted to LICENSEE under this Agreement, including but not limited to the licenses and sub-licenses granted in Sections 2.1 and 2.2 shall be automatically revoked.

4.6 The following Sections of this Agreement shall survive termination and expiration of this Agreement: 3.1, 3.5-3.7, 5.2-5.4 and 5.6,

5. WARRANTY, LIABILITY, INDEMNITY

5.1 UTC warrants to LICENSEE that it has the authority to grant the licenses to LICENSEE herein.

5.2 LICENSEE, its successors and assigns, shall defend, indemnify and hold UTC harmless from any claim, demand, lawsuit, loss, cost, expense, obligation, liability, action,

proceeding, agreement, contract, judgment, or debt (including court costs and reasonable fees of attorneys and other professionals) of any nature whatsoever, whether or not well founded in fact or in law, whether in law or equity or otherwise, in connection with or related to use of Licensed Patents by LICENSEE, its customers, sub-contractors, agents, or employees (collectively, LICENSEE’S Representatives) or in connection with or related to LICENSEE’S or LICENSEE’S Representatives’ manufacture, use, sale or service.

5.3 LICENSEE, its successors and assigns, shall have no recourse against UTC, whether by way of any suit, demand, proceeding, claim, or action, whether in law or equity or otherwise, for any loss, liability, damage, expense, debt, judgment, or cost that LICENSEE may suffer or incur at any time, in connection with or related to use by LICENSEE or LICENSEE’S Representatives of Licensed Patents or LICENSEE’S or LICENSEE’S Representatives’ manufacture, use, sale or service related to the Licensed Patents.

5.4 THE PARTIES FURTHER AGREE THAT UTC DOES NOT MAKE ANY NOR DOES LICENSEE RECEIVE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE ACCURACY, USEFULNESS, NOVELTY, VALIDITY, SCOPE, OR ENFORCEABILITY OF THE LICENSED PATENTS, LICENSED PRODUCTS, OR LICENSED USES, AND THAT UTC EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED PATENTS, LICENSED PRODUCTS, OR LICENSED USES.

5.5 Nothing in this Agreement, or otherwise, shall be construed as:

5.5.1 granting LICENSEE any right or license under any UTC patent other than those specifically identified as Licensed Patents as set forth herein; or

5.5.2 a warranty or representation by either Party that any manufacture, sale, lease, or use of any tangible or intangible property covered under this Agreement will be free from infringement of any patents, except for Licensed Patents and only to the extent set forth herein; or

5.5.3 requiring either Party to defend, enforce, or otherwise assert any intellectual property right or other cause of action against a third party; or

5.5.4 requiring either Party to file or prosecute any patent application, to secure any patent, or maintain any patent in force; or

5.5.5 conferring to anyone by implication, estoppel, or otherwise any license or other right under any patent, except as expressly provided herein; or

5.5.6 conferring to anyone any right to use in any way, any of UTC’s trademarks or trade names or any contraction, abbreviation, or simulation thereof.

5.6 In no event shall one Party be liable to the other Party for any incidental or consequential damages relating to or arising out of this Agreement.

5.7 In the event that the Dispute Resolution proceedings in Section 9 of this Agreement or a proceeding in a court of competent jurisdiction results in a finding/decision that one Party breached this Agreement, the breaching Party, its successors and assigns, shall indemnify the non-breaching Party for any expense(s) the non-breaching party incurs (including court approved costs and reasonable fees of attorneys and other professionals) in connection with or related to such a Dispute, as defined in Section 9.1 of this Agreement.

6. DEFENSE OF PATENTS

6.1 UTC shall have the sole discretion to decide whether to assert or defend the Licensed Patents. Any assertion or defense of the Licensed Patents shall be at UTC’s sole expense and under UTC’s sole control. If UTC asserts or defends any Licensed Patents for any reason, UTC shall be entitled to retain all damages, attorney fees, and other costs awarded in its favor as a result of such assertion or defense.

7. CHOICE OF LAW

7.1 This Agreement shall be governed by the laws of the State of Connecticut, USA, without regard to the conflicts of law principles of such State.

8. CONTACT POINTS FOR NOTICES AND PAYMENTS

8.1 Any notice, request, demand, waiver, consent, approval, or other communication not listed in Section 8.2 herein which is required or permitted to be given by a Party hereunder shall be given in writing and addressed to the appropriate Party at its address set forth below, or transmitted by Facsimile:

If to LICENSEE, to;

Michael Gunther

Luna Innovations Incorporated

2851 Commerce Street

Blacksburg, VA 24060

Fax: 540-951-0760

If to UTC, to:

Intellectual Property Counsel

United Technologies Research Center

411 Silver Lane

East Hartford, CT 06108

FAX: (860) 610-7428

with copy to:

Timothy J. Halter

Niro, Scavone, Haller & Niro

181 West Madison Street

Suite 4600

Chicago, IL 60602

FAX: (312) 236-1471

8.2 All payments to UTC, if made by wire transfer, shall be to:

[****]

[****]

[****]

[****]

[****]

unless otherwise directed by UTC. All payments, if by check, and quarterly reports (per Article 3) owed to UTC under this Agreement shall, unless otherwise directed by UTC, be sent to:

Niro, Scavone, Mailer & Niro

181 West Madison Street

Suite 4600

Chicago, IL 60602

ATTN: Timothy J. Haller

A copy of such reports shall be sent to:

United Technologies Research Center

Financial Dept.

Manager, Financial Operations

MS 129-03

411 Silver Lane

East Hartford, CT 06108

and

Intellectual Property Counsel

United Technologies Research Center

411 Silver Lane

East Hartford, CT 06108

9. DISPUTE RESOLUTION (negotiation, mediation, arbitration)

9.1 The Parties shall attempt in good faith to resolve any dispute of whatever nature arising out of the making or performance of, or otherwise relating to this Agreement or the breach, termination, enforceability, arbitrability or validity thereof (hereinafter, “Dispute”), promptly by negotiations between the Parties in the normal course of business. If such good faith attempts do not resolve the Dispute, either Party may give the other party written notice of any such Dispute and request formal negotiations between the Parties. Such written notice shall be sent to the other Party via the applicable Contact Points identified in Article 8 of this Agreement and shall include the specific provision(s) of this Agreement involved in such Dispute, any facts or arguments in support of the matter, and a specific description of the relief or remedy sought. Within thirty (30) days from the date of mailing of such written notice, representatives of both Parties, having the authority to settle the Dispute, shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. If the Dispute has not been resolved within sixty (60) days from the date of mailing of such written notice or a mutually agreed upon extension thereof, or if the Parties fail to meet within such thirty (30) days or a mutually agreed upon extension thereof, the Parties shall initiate mediation of the Dispute pursuant to Section 9.2 herein. All negotiations pursuant to this Section 9.1 are deemed confidential and shall be treated as compromise and settlement negotiations for the purposes of Rule 408 of the Federal Rules of Evidence and any comparable law provision. Either Party may seek a preliminary injunction, attachment or other similar remedy available to it pending the outcome of negotiation, mediation, or arbitration hereunder, or a suit to compel compliance with this Article 9 dispute resolution process, in a U.S. court of competent jurisdiction.

9.2 Each Party shall provide the other Party with a written offer of terms of settlement that are acceptable as a minimum, if the Parties are still unable to resolve such Dispute by negotiation within the time limits set by Section 9.1 the Parties shall, within thirty (30) days thereafter, select a mediator and begin a good faith attempt to settle the Dispute by mediation, to be conducted at their joint cost. Unless the parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (AAA) then in effect by a mediator selected by mutual agreement of the Parties. If the Parties are unable to agree on a mediator within such thirty (30) days, or a mutually agreed extension thereof, the mediator will be selected by the AAA. Within thirty (30) days after the mediator has been selected, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each Party representative attending such mediation session shall be senior to the representatives designated in Section 9.1 herein, with the authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other Party and the mediator a written notice declaring the mediation process at an end, in which event the Dispute shall be resolved by arbitration as provided in Section 9.3 herein.

9.3 Upon completion of mediation pursuant to Section 9.2 herein, if no resolution of the Dispute has been reached, the Parties shall, within thirty (30) days thereafter, select an arbitrator and begin arbitration proceedings to be conducted in Hartford, Connecticut. Unless the parties agree otherwise, the arbitration shall be conducted in accordance with the applicable Arbitration Rules of the American Arbitration Association (AAA) then in effect, by a single arbitrator selected by mutual agreement of the Parties. If the Parties are unable to agree on an arbitrator within such thirty (30) days, or a mutually agreed extension thereof, the arbitrator will be selected by the AAA. The arbitrator shall be an attorney-at-law having at least ten (10) years experience in handling patent license disputes similar to the Dispute hereunder, shall complete arbitration proceedings within ninety (90) days after appointment, shall provide a written opinion of any decision, and shall base such decision on the terms of this Agreement and on applicable law and judicial precedent. The arbitrator may award all costs and reasonable attorney’s fees to the prevailing party plus applicable interest on any monetary damages. The findings of the arbitrator shall be final, binding, and enforceable as between the Parties and judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10. GENERAL PROVISIONS

10.1 This Agreement represents the entire understanding between the Parties about the subject matter contained herein and supersedes all prior oral and/or written agreements, communications, and documents between the Parties with respect thereto.

10.2 No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in a writing specifically identifying this Agreement and executed by authorized representatives of both Parties.

10.3 LICENSEE shall have no right to assign, sell, or otherwise transfer any right or benefit hereunder.

10.4 Any failure of either Party to exercise a right granted by the terms or conditions of this Agreement shall not be construed as a waiver of such right or of any other rights under this Agreement by that Party and shall in no way affect that Party’s exercise of such right or any other rights under this Agreement at a later date. No term or provision hereof shall be deemed waived and no breach consented to unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

10.5 The provisions of this agreement shall be deemed separable. If any provision of this Agreement shall be adjudged wholly or partially invalid, illegal, unenforceable or void by an arbitrator appointed under Article 9 or a court or tribunal of competent jurisdiction, such provision shall be deemed modified to the extent necessary to make it valid, legal, enforceable, or not void, if such modification does not materially alter the intention of the Parties nor substantially impair the value of this Agreement as to any Party. If such provision cannot be so modified, such provision shall be stricken from this Agreement and the validity, legality, and enforceability of the remaining provisions or parts thereof shall not in any way be affected or impaired.

10.6 The exercise by a party of its right to terminate this Agreement under Article 4 hereunder shall not constitute a waiver of any other rights, remedies, or damages available to such party under applicable law.

10.7 The Parties shall use their best efforts to maintain the terms of this Agreement confidential with access thereto being limited to those with a “need to know”.

11. OFFSET CREDITS

11.1 LICENSEE agrees to notify UTC in advance of LICENSEE becoming involved in any prospective business venture in a foreign country which will make Licensed Products or in any way utilize Licensed Patents, including but not limited to starting a new business or expanding an existing business, and agrees to give UTC the right of first refusal to obtain, at no cost, offset credits in such foreign country as a result of such venture. UTC will reimburse LICENSEE for out-of-pocket expenses of LICENSEE associated with the transfer of such offset credits to UTC.

BY SIGNING BELOW, the Parties have executed this Agreement by their duly authorized representatives, effective as of the last date signed below.

UNITED TECHNOLOGIES CORPORATION
United Technologies Research Center

By: /s/

Typed Name:

Title:

Date:

LUNA INNOVATIONS

By:	/s/ Michael F. Gunther

Typed Name: Michael F. Gunther

Title: VP Operations

Date: September 22, 2003

CONFIDENTIAL TREATMENT REQUESTED: Certain portion s of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

FIBER OPTIC PATENT LICENSE

APPENDIX A

NON-EXCLUSIVELY LICENSED PATENTS

US PATENTS AND FOREIGN COUNTERPARTS

US Patent No (Doc)	Title	Issued	Foreign
4,761,073 (R-2909A)	Distributed Spatially Resolving Optical Fiber Strain Gauge	08/02/88	EPC PA No. 0192659; France, Germany, UK, Italy Japan PA No. 1885629 Priority Filing Date: 08/13/84
4,806,012 (R-2909B)	Distributed Spatially Resolving Optical Fiber Strain Gauge	01/21/89	EPC PA No. 0192659; France, Germany, UK, Italy Japan PA No. 1885629 Priority Filing Date: 08/13/84